Exhibit 99.1

NUO THERAPEUTICS REPORTS SECOND QUARTER 2015 RESULTS AND OPERATIONAL UPDATE

Adopts Strategic Realignment Plan with Increased Commercial Focus on VA Sales

Appoints Dean Tozer President and Chief Executive Officer

GAITHERSBURG, Maryland – August 13, 2015 – Nuo Therapeutics, Inc. (OTCQX: NUOT), a pioneer in biodynamic therapies, today reported financial results for the second quarter ended June 30, 2015 and provided a strategic and operational update.

Second Quarter and Recent Corporate Highlights

•	Dean Tozer appointed President and Chief Executive Officer, effective August 15, 2015
•	Realignment plan and work force reduction emphasize increased focus on commercial effort in the Department of Veterans Affairs (VA) while reducing overall company headcount
•	Company has been in contact with Deerfield Management Company, L.P. and intends to promptly engage in substantive discussions with Deerfield to modify our credit agreement to address anticipated covenant defaults

Second Quarter 2015 Financial Summary

•	Total revenues were $2.9 million, compared with $2.3 million in the second quarter of 2014
•	Net loss of $0.9 million, compared with a net loss of $11.3 million in the second quarter of 2014

“We continue to see promising signs of demand for Aurix from VA facilities, particularly those with specialized Spinal Cord Injury units,” said Dean Tozer, incoming President and Chief Executive Officer of Nuo Therapeutics. “We now have seven VA facilities and one Air Force Base that have treated patients with Aurix™, and an eighth VA facility starting patient trials later this month. Our initial launch team of three VA-focused sales professionals has gained notable traction in a relatively short period and provided us with a good understanding of the sales cycle and the process to get Aurix reviewed, trialed and adopted by VA facilities. As a result, we are increasing the number of VA-focused representatives from three to eight.”

Tozer added, “In order to support this effort, we have also decided to alter our approach to the data collection process for our Coverage with Evidence Determination (CED) program (Au Study) from a commercial effort to one that is managed primarily by our clinical affairs team. We have established clearly defined objectives and timelines for determining whether Aurix can be economically viable under the current CED program. This includes establishing an economically appropriate reimbursement rate in 2016 and beyond. Finally, we have implemented a workforce reduction measure that will reduce our full-time employee base by approximately 30%. This will give us increased flexibility over our cost structure and lower our longer term cash burn while enabling us to deploy the resources necessary to capitalize on the opportunities that exist in the VA.”

Financial Results for the Quarter Ended June 30, 2015

Total revenues for the second quarter of 2015 were $2.9 million, compared to $2.3 million in the second quarter of 2014. The year-over-year increase in total revenues was primarily related to increased sales and royalties associated with the Company’s Angel product line.

Gross margin was 18% for both the second quarter of 2015 and 2014.

Total operating expenses for the quarter were $5.0 million, compared to $10.3 million in the second quarter of 2014. Second quarter 2014 operating expenses included a one-time charge totaling approximately $4.7 million related to the impairment of trademarks and in-process research and development. The additional decline in operating expenses was related to reductions in research and development and general and administrative expenses which were partially offset by increased sales and marketing expenses associated with the development of Nuo’s commercial organization.

The Company reported a net loss for the quarter of $0.9 million, or $0.01 per share, compared with a net loss of $11.3 million or $0.09 per share in the second quarter of 2014. Second quarter 2015 net loss included an unrealized non-cash gain related to the change in fair value of derivative liabilities totaling $4.5 million. This compares to an unrealized non-cash loss of $0.9 million in the second quarter of 2014.

As of June 30, 2015, we had approximately $6.9 million in cash and cash equivalents.  Pursuant to the terms of our facility agreement with Deerfield, we are required to maintain cash on deposit of not less than $5.0 million.  In addition, the terms of the agreement require us to pay Deerfield the accrued interest amount of approximately $2.6 million on October 1, 2015.  We believe, between the date of this release and September 1, 2015, that the amount of cash and cash equivalents we maintain on deposit will likely not be sufficient to satisfy the $5.0 million requirement.  We also believe that we will be required to make the October 1, 2015 interest payment in cash, as our ability to pay in shares of our common stock is contingent upon a number of conditions we do not anticipate satisfying. Our inability to either maintain sufficient cash on deposit, or make the required interest payment when due, will result in a technical default under the facility agreement.

Management has been in contact with Deerfield and intends to engage promptly in substantive discussions with Deerfield to modify the facility agreement, if possible, and avoid these technical defaults thereby permitting us to continue our operations.  We cannot provide any assurance that Deerfield will agree to modify the facility agreement, whether any proposed modifications to the agreement would be on terms favorable, or acceptable, to us, or whether Deerfield will declare an event of default under the agreement and foreclose on our assets by enforcing their rights under the security agreement.  If we cannot agree on modifications to the facility agreement, we may be required to cease operations or, alternatively, seek protection under federal bankruptcy statutes.  Even if we can reach an agreement to modify the facility agreement in a manner that is acceptable to us, management believes that we will be required to identify additional sources of capital to continue our operations beyond December 31, 2015.

Please see the Company’s Quarterly Report on Form 10-Q filed today for further information.

Conference Call and Webcast:

Friday, August 14, 2015 @ 8am Eastern/5am Pacific	Replays – Available through August 21, 2015
Domestic: 877-407-4018
International: 201-689-8471	Domestic: 877-870-5176
Passcode: 13617527	International: 858-384-5517
Webcast: www.nuot.com	Passcode: 13617527

About Nuo Therapeutics

Nuo Therapeutics, Inc. (the "Company") is a biomedical company that pioneers leading-edge biodynamic therapies for wound care. The Company's flagship product, Aurix is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information please visit www.nuot.com.

About Aurix

Aurix is the first platelet and plasma therapy system to be cleared by FDA for the management of a broad range of ulcers and exuding wounds, including:

•	All types (diabetic foot ulcer, venous leg ulcer, pressure ulcer, etc.),
•	All morphologies (partial thickness, full thickness and complex wounds),
•	All severities (tunneling, sinus tract, bone, tendon and hardware exposure).

Unlike other cellular-based treatment options, Aurix is an autologous biodynamic hematogel that is derived from a patient's own platelets and plasma. The product is used at the point-of-care to stimulate the natural wound healing process from deep within the wound bed. For additional information, please visit www.AurixSystem.com.

Safe Harbor Statement

This press release contains "forward-looking statements" pursuant to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "believes", "forecasted," "projects," "is expected," "remain confident," "will", "estimate," "target," "plan," "should", "would," "is likely," "may," and/or similar expressions. The information contained in the forward-looking statements, including without limitation those about the Company's estimated revenue, product sales, product placements, gross margin, operating expenses and other income or expenses, is inherently uncertain, and the Company's actual results may differ materially from these forward-looking statements. These forward-looking statements include, without limitation, statements concerning the Company's ability to successfully launch and rebrand its wound care system in the timeframe and to the extent anticipated, product placement with the VA System, enlistment of wound care centers, the Company's ability to estimate the potential of the wound care market and to commercialize any of its rebranded products / therapies, successfully execute its Aurix sales and commercialization strategies, the Company's ability to commercialize Aurix as expected and derive financial and commercial benefits of such launch, to achieve Aurix expected reimbursement rates beyond 2015, the Company's ability to comply with the debt covenants and restrictions under its existing loan facilities including from Deerfield Management Company, L.P., the Company's ability to modify the terms of the facility agreement with Deerfield on terms that are favorable to us, the Company’s ability to continue as a going concern, the Company’s ability to successfully implement the realignment plan, the Company's ability, following the implementation of its realignment plan, to increase product sales and devote sufficient resources towards servicing existing customers, the Company's ability to realize expected benefits from the Arthrex licensing arrangement, the Company's ability to collect the data necessary for the grant of the unconditional coverage, the Company's ability to continue in its efforts to expand in the wound care market, and its ability to successfully negotiate with physician offices as anticipated and to realize the anticipated sales growth from such treatment. Forward-looking statements are also subject to many risks and uncertainties that could cause our actual results and the timing of certain events to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, risks as to whether the Company may achieve future favorable CMS determinations relating to the reimbursement rates for Aurix, the Company's ability to successfully realize sales of the Angel Technology resulting in the royalty stream to the Company, the Company's ability to expand patient populations as contemplated, its ability to provide Medicare patients with access as expected, the Company's ability to realize its expectations of favorable future dialogue with potential strategic partners, its ability to identify, proceed with and consummate strategic initiatives , its ability to successfully manage contemplated clinical trials, its ability to manage and address the capital needs, human resources, management, compliance and other challenges of a larger, more complex and integrated business enterprise, the viability and effectiveness of the Company's sales approach and overall marketing strategies, its ability to secure Medicare reimbursements at adequate levels; its ability to realize commercial success or acceptance by the medical community, the Company's ability to raise additional capital or issue additional securities and to continue as a going concern, and the Company's ability to execute on its strategy to market the Aurix System as contemplated, and other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Undue reliance should not be placed on forward-looking information. Nuo Therapeutics operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Except as is expressly required by the federal securities laws, Nuo Therapeutics undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact: Nuo Therapeutics, Inc. Lindsey Saxon 240-685-5004	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com

NUO THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (unaudited)

	June 30,	December 31,
	2015	2014
ASSETS

Current assets
Cash and cash equivalents	$6,885,534	$15,946,425
Short-term investments, restricted	53,427	53,391
Accounts and other receivable, net	2,174,683	1,889,327
Inventory, net	717,087	556,620
Prepaid expenses and other current assets	1,903,420	2,338,990
Deferred costs, current portion	1,091,387	1,091,387
Total current assets	12,825,538	21,876,140

Property and equipment, net	874,050	925,171
Intangible assets, net	28,593,582	28,747,770
Goodwill	1,128,517	1,128,517
Deferred costs and other assets	3,045,116	3,547,007
Total assets	$46,466,803	$56,224,605

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,738,135	$1,877,736
Accrued expenses	5,720,811	6,218,224
Deferred revenue, current portion	402,377	402,377
Total current liabilities	7,861,323	8,498,337

Deferred revenue	838,286	1,039,475
Convertible debt, net of debt discount	545,090	325,553
Derivative liabilities	16,997,814	29,846,821
Other liabilities	497,260	546,867
Total liabilities	26,739,773	40,257,053

Commitments and contingencies

Conditionally redeemable common stock (909,091 issued and outstanding)	500,000	500,000

Stockholders' equity
Common stock; $.0001 par value, authorized 425,000,000 shares;
2015 issued and outstanding - 125,680,100 shares;
2014 issued and outstanding - 125,680,100 shares	12,477	12,477
Common stock issuable	392,950	392,950
Additional paid-in capital	125,696,688	125,173,973
Accumulated deficit	(106,875,085)	(110,111,848)
Total stockholders' equity	19,227,030	15,467,552
Total liabilities and stockholders' equity	$46,466,803	$56,224,605

NUO THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
Product sales	$2,332,844	$1,851,033	$3,638,609	$3,274,251
License fees	100,594	100,595	3,201,189	201,189
Royalties	461,793	374,476	892,560	696,593
Total revenue	2,895,231	2,326,104	7,732,358	4,172,033

Costs of revenue
Costs of sales	2,338,144	1,853,047	3,619,295	3,261,868
Costs of license fees	--	--	1,500,000	--
Costs of royalties	43,653	44,446	87,839	88,690
Total costs of revenue	2,381,797	1,897,493	5,207,134	3,350,558
Gross profit	513,434	428,611	2,525,224	821,475

Operating expenses
Sales and marketing	1,783,132	1,199,397	3,605,229	2,677,086
Research and development	597,844	1,313,488	1,332,334	2,747,087
General and administrative	2,569,475	3,054,387	5,395,447	5,186,123
Impairment of trademarks and IPR&D	--	4,683,829	--	4,683,829
Total operating expenses	4,950,451	10,251,101	10,333,010	15,294,125
Loss from operations	(4,437,017)	(9,822,490)	(7,807,786)	(14,472,650)

Other income (expense)
Interest, net	(912,617)	(589,703)	(1,779,575)	(1,768,873)
Change in fair value of derivative liabilities	4,483,129	(902,561)	12,849,007	(701,499)
Other	1,163	(1,239)	(15,116)	(1,239)
Total other income (expenses)	3,571,675	(1,493,503)	11,054,316	(2,471,611)
Income (loss) before provision for income taxes	(865,342)	(11,315,993)	3,246,530	(16,944,261)
Provision for income taxes	4,896	4,645	9,767	9,290
Net income (loss)	(870,238)	(11,320,638)	3,236,763	(16,953,551)

Basic and diluted earnings (loss) per share -
Basic	$(0.01)	$(0.09)	$0.01	$(0.15)
Diluted	$(0.01)	$(0.09)	$0.01	$(0.15)

Weighted average shares outstanding -
Basic	125,951,100	121,638,826	125,951,100	116,459,607
Diluted	125,951,100	121,638,826	125,951,100	116,459,607